UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
December 10, 2014
Date of Report (Date of earliest event reported)
GAIN CAPITAL HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35008	20-4568600
(State of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)
Bedminster One
135 Route 202/206
Bedminster, New Jersey 07921
(Address of Principal Executive Offices)
(908) 731-0700
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On December 10, 2014, GAIN Capital Holdings, Inc. (the "Company") entered into a letter agreement (the "Agreement") with VantagePoint Venture Partners IV (Q), L.P., VantagePoint Venture Partners IV, L.P., VantagePoint Venture Partners IV Principals Fund, L.P. and VP New York Venture Partners, L.P. (collectively, the “VPVP Funds”) pursuant to which the Company agreed to extend certain rights previously granted to the VPVP Funds to designate a nominee (the "VPVP Designee") to serve on the Company's Board of Directors (the "Board"). These rights had expired on their terms immediately prior to the Company's 2014 Annual Meeting of Stockholders on June 25, 2014. The VPVP Funds, collectively, are the beneficial owners of approximately 21.9% of the Company's outstanding common stock (the "Common Stock") as of December 1, 2014.

Pursuant to the Agreement, in the event that Tom Bevilacqua, the current VPVP Designee, shall cease to serve on the Board for any reason, the vacancy resulting thereby shall be filled promptly by appointment to the Board of a VPVP Designee designated by the VPVP Funds. The Agreement also provides that if the VPVP Designee resigns due to his failure to receive sufficient votes to be elected, the Board shall fill the vacancy with a different individual designated by the VPVP Funds, and that if the VPVP Designee is not elected following an election contest, the Board will expand the size of the Board and appoint a different individual designated by the VPVP Funds to fill the newly created vacancy. The individual designated as the VPVP Designee must, in each case, meet applicable director independence requirements applicable to all directors of the primary exchange on which the Common Stock is listed for trading, currently the New York Stock Exchange, as well as the criteria for director nominees generally as adopted by the Company’s Nominating and Corporate Governance Committee from time to time.

The obligations of the Company under the Agreement will terminate on the earliest to occur of (i) such time when the VPVP Funds are the beneficial owners, in the aggregate, of less than five percent (5%) of the outstanding capital stock of the Company, (ii) immediately after the 2017 Annual Meeting of Stockholders of the Company and (iii) such time as the VPVP Funds notify the Company that they no longer require a VPVP Designee to serve on the Board.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Dated: December 16, 2014

GAIN CAPITAL HOLDINGS, INC.

By:	/s/ Diego Rotsztain
Diego Rotsztain
Executive Vice President and General Counsel